UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

MAWSON INFRASTRUCTURE GROUP INC.
(Name of Registrant as Specified In Its Charter)

THE ENDEAVOR INVESTOR GROUP: ENDEAVOR BLOCKCHAIN, LLC PM SQUARED, LLC JOSHUA KILGORE CODY SMITH PHIL STANLEY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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The Endeavor Investor Group intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other things, the election of one or more director nominees at the 2026 annual meeting of stockholders of Mawson Infrastructure Group Inc., a Delaware corporation.

On January 22, 2026, The Endeavor Investor Group issued the following press release.

Endeavor Responds to Mawson Infrastructure Lawsuit Complaint

FORT SMITH, Ark., Jan. 22, 2026 (GLOBE NEWSWIRE) -- The Endeavor Investor Group (together with its affiliates, “Endeavor” or “we”) today issued the following statement in response to the lawsuit filed by Mawson Infrastructure Group Inc. (“Mawson” or the “Company”) in the United States District Court for the District of Delaware.

"We are disappointed that the Company has chosen litigation over constructive dialogue with its shareholders," said Joshua Kilgore, principal of Endeavor. "We have made a substantial investment in Mawson based on our conviction in its long-term potential in the HPC and digital infrastructure sector. We are looking to work with management to maximize the value of Mawson for all shareholders.”

Kilgore continued. "We have acted as responsible, long-term shareholders seeking to create value. The allegations in the complaint mischaracterize the facts and our intentions. We intend to defend against these claims."

Despite this legal action, Endeavor remains committed to working constructively with Mawson to unlock shareholder value. As such, concurrent with this release, Endeavor has posted a separate release titled “A Letter to the Stockholders of Mawson Infrastructure Group Inc.”

About Endeavor Investor Group
The Endeavor Investor Group (together with its affiliates, “Endeavor”) is an investment group focused on high-performance compute and digital asset infrastructure. Endeavor is comprised of Endeavor Blockchain, LLC, Big Digital Energy LLC, PM Squared, LLC, and certain associated individuals and entities, including Joshua Kilgore, Cody Smith, and Phil Stanley.

Through its affiliates, Endeavor has invested in and operates large-scale, energy-intensive compute and digital asset infrastructure across the United States, with experience in:
●	Developing and financing high-density compute and digital asset facilities;
●	Power procurement, grid interconnection, and regulatory strategy in diverse energy markets; and
●	Designing, building, and operating mission-critical infrastructure for digital assets and high-performance computing.

Investor contact:
Investor Relations
Samir Jain
Email: ir@big-digital.energy

CERTAIN INFORMATION CONCERNING ENDEAVOR

Endeavor intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other things, the election of one or more director nominees at the 2026 annual meeting of stockholders of Mawson Infrastructure Group Inc., a Delaware corporation (“Mawson” or the “Company”).

ENDEAVOR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO ENDEAVOR’S INVESTOR RELATIONS DEPARTMENT AT THE CONTACT INFORMATION SET FORTH ABOVE.

The participants in the proxy solicitation are anticipated to be Endeavor Blockchain, LLC (“Endeavor Blockchain”), PM Squared, LLC (“PM2”), Joshua Kilgore, Cody Smith, Phil Stanley, and such other persons as may be identified in the proxy statement and any other proxy materials filed by Endeavor with the SEC (collectively, the “Participants”).

As of the close of business on January 21, 2026:
●	Endeavor Blockchain beneficially owned directly 1,400,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).
●	PM2 beneficially owned directly 2,297 shares of Common Stock.
●	Mr. Kilgore beneficially owned directly 8,000 shares of Common Stock.
●	Mr. Smith beneficially owned directly 70,000 shares of Common Stock.

Through his 100% ownership of the membership interests in Endeavor Blockchain, LLC, Joshua Kilgore may be deemed to beneficially own an aggregate of 1,408,000 shares of Common Stock. Through his 100% ownership of membership interests in PM Squared, LLC, Phil Stanley may be deemed to beneficially own an aggregate of 2,297 shares of Common Stock. Each of the Participants disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

In the aggregate, as of the close of business on January 21, 2026, the Participants beneficially owned 1,485,297 shares of Common Stock, representing approximately 44.9% of the outstanding shares of Common Stock of the Company based on 3,304,639 shares outstanding as reported by the Company in its Quarterly Report on Form 10-Q filed on November 14, 2025 and its Current Report on Form 8-K filed on December 17, 2025.

Additional information regarding the Participants and their direct or indirect interests in the securities of the Company, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC by Endeavor in connection with the solicitation of proxies for the Company’s 2026 annual meeting of stockholders.